CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement on Form F-10 and related base shelf prospectus (collectively, the “Registration Statement”) of Shaw Communications Inc. (the “Corporation”), relating to the offer and issue of Debt Securities, Class B Non-Voting Participating Shares, Class 1 Preferred Shares, Class 2 Preferred Shares, Warrants to purchase Equity Securities or Debt Securities, Share Purchase Contracts and Units, up to an aggregate initial offering price of $4.0 billion, filed with the United States Securities and Exchange Commission (the “Commission”) on November 18, 2010 and to the incorporation by reference therein of our reports dated November 5, 2010 with respect to the consolidated financial statements of the Corporation for the year ended August 31, 2010 and the effectiveness of internal control over financial reporting as of August 31, 2010 filed with the Commission as Exhibit 99.1 to the Form 40-F of the Corporation.
We also consent to the use, through incorporation by reference, in the above mentioned Registration Statement of our report dated November 5, 2010 to the Board of Directors of the Corporation with respect to the Reconciliation to United States Generally Accepted Accounting Principles as at August 31, 2010 and 2009 and for each of the years in the three year period ended August 31, 2010.

Calgary, Canada	/s/ Ernst & Young LLP
November 18, 2010	Chartered Accountants